Exhibit 2.1

State of Delaware Secretary of State Division of Corporations Delivered 05:50 PM 09/14/2026 FILED 05:50 PM 09/14/2026 SR 20264386276 - File Number 6964452

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RAD TECHNOLOGIES, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

RAD Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is RAD Technologies, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 6, 2018.

SECOND: This Amended and Restated Certificate of Incorporation, which restates and integrates and also further amends the provisions of the Certificate of Incorporation of the Corporation, as heretofore amended, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and was approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD: The Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended and restated in its entirety to read as follows:

ARTICLE 1

The name of this Corporation is: RAD Technologies, Inc. (the “Corporation”).

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808-1674, County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.

ARTICLE 4

4.1 Authorized Capital. The total number of shares which this corporation is authorized to issue is 500,000,000, consisting of two classes of shares to be designated, respectively, “Class A Common Stock” and “Class B Common Stock”. The total number of shares of Class A Common Stock that this corporation shall have authority to issue is 250,000,000 shares, each with a par value of $0.0001. The total number of shares of Class B Common Stock that this corporation shall have authority to issue is 250,000,000 shares, each with a par value of $0.0001.

4.2 Common Stock. The preferences, limitations, voting powers and relative rights of the Class A Common Stock and the Class B Common Stock are as follows:

(a) Voting Rights. The shares of Class B Common Stock shall have no voting rights of any kind, except as may be otherwise required by law. The holders of the Class A Common Stock are entitled to one vote for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

(b) Equal Status. Except as otherwise expressly provided in this Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and shares of Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Without limiting the generality of the foregoing sentence, in connection with a Change of Control Transaction (as defined in Section 4.4 below), shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to stockholders of this corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

4.3 Right to Convert Class A Common Stock. Each holder of Class A Common Stock shall have the right, at such holder’s sole election and at any time or from time to time, to convert any or all of such holder’s shares of Class A Common Stock into an equal number of shares of Class B Common Stock. Any such conversion shall be effected by the holder providing written notice to the corporation stating that the holder elects to convert the number of shares of Class A Common Stock specified in such notice into shares of Class B Common Stock. Such conversion shall be deemed to have been made at the time such notice is delivered to the corporation, and the corporation shall promptly update its books and records to reflect such conversion. Upon conversion, the shares of Class A Common Stock so converted shall be retired and cancelled and shall resume the status of authorized but unissued shares of Class A Common Stock.

4.4 Change of Control Transaction. For purposes of this Article 4, “Change of Control Transaction” means: (a) any merger, consolidation, business combination, share exchange, recapitalization, reorganization or other similar transaction involving this corporation, other than any such transaction in which the holders of the voting securities of this corporation outstanding immediately prior to such transaction continue to hold, directly or indirectly, securities representing more than fifty percent (50%) of the total voting power of the surviving or resulting entity (or its parent entity) immediately following such transaction; (b) any sale, lease, exchange, exclusive license or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets of this corporation; (c) any transaction or series of related transactions, whether by merger, consolidation, tender offer, sale or issuance of shares or otherwise, in which any person, entity or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) acquires beneficial ownership of securities of this corporation representing more than fifty percent (50%) of the total voting power of this corporation, other than any bona fide issuance of equity securities by this corporation for capital raising purposes; or (d) any liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary.

ARTICLE 5

(a) The business and affairs of the Corporation shall be managed by or under the direction of the board of directors and elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation. The number of directors of the Corporation shall be fixed from time to time by the board of directors either by a resolution or Bylaw of the Corporation adopted by the affirmative vote of a majority of the entire Board of Directors.

(b) Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in Delaware law (statutory or non-statutory)) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or by the Bylaws of the Corporation.

ARTICLE 6

(a) A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any amendment, repeal or modification of the foregoing provisions of this Article 6(a) shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or modification.

(b) The Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such directors, officers, employees, agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by Delaware law (statutory or non-statutory), with respect to actions for breaches of duty to the Corporation, its stockholders and others. Any amendment, repeal or modification of the foregoing provisions of this Article 6(b) shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE 7

Except as otherwise provided in this certificate of incorporation, in furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of the Corporation.

ARTICLE 8

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware, in all cases subject to such court having personal jurisdiction over the indispensable parties named as defendants.

IN WITNESS WHEREOF, said RAD Technologies, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Jeremy Barnett, as Chief Executive Officer, this 11th day of September, 2026.

RAD TECHNOLOGIES, INC.

DocuSigned by:
By:	/s/ Jeremy Barnett
Jeremy Barnett, Chief Executive Officer